EXHIBIT 22

ISSUER AND GUARANTORS OF GUARANTEED SECURITIES

The following subsidiaries of CNH Industrial Capital LLC (the "Company") are guarantors with respect to the Company’s 3.950% Senior Notes due 2025, 5.450% Senior Notes due 2025, 1.875% Senior Notes due 2026, 1.450% Senior Notes due 2026, 4.500% Senior Notes due 2027, 4.550% Senior Notes due 2028, 5.500% Senior Notes due 2029 and 5.100% Senior Notes due 2029:

NAME OF GUARANTOR	JURISDICTION OF FORMATION
CNH Industrial Capital America LLC	Delaware
New Holland Credit Company, LLC	Delaware

The following entities are guarantors with respect to CNH Industrial Capital Canada Ltd.’s 5.500% Senior Notes due 2026, 4.800% Senior Notes due 2027 and 4.000% Senior Notes due 2028:

NAME OF GUARANTOR	JURISDICTION OF FORMATION
CNH Industrial Capital LLC	Delaware
CNH Industrial Capital America LLC	Delaware
New Holland Credit Company, LLC	Delaware